Exhibit 99.1

News Release NYSE: BGH	BUCKEYE GP HOLDINGS L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031
Contact:	Stephen R. Milbourne,	08-04
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS THIRD QUARTER 2008 RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA – October 28, 2008. . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”) today reported its financial results for the third quarter of 2008.  BGH’s net income for the third quarter of 2008 was $7.2 million, or $0.26 per common unit, compared with net income of $5.1 million, or $0.18 per common unit, for the third quarter of 2007.  Revenue in the third quarter of 2008 increased to $496.2 million from revenue of $125.7 million in the third quarter of 2007.  Operating income increased in the third quarter of 2008 to $63.3 million from $46.2 million in the third quarter of 2007.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE: BPL) (“BPL”) and reports its financial results on a consolidated basis with the financial results of BPL.  BGH currently has no operating activities separate from those conducted by BPL, and its cash flow is derived solely from cash distributions received from BPL and BPL’s operating subsidiaries.

The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly cash distribution of $0.32 per common unit, or $1.28 per common unit on an annualized basis, payable November 28, 2008 to unitholders of record on November 7, 2008.  This cash distribution represents an increase in the quarterly cash distribution of 3.2 percent compared to the quarterly cash distribution of $0.31 paid in August 2008 and an increase of 20.8 percent compared to the quarterly cash distribution of $0.265 paid in November 2007.

(more)

BGH will host a conference call to discuss the third quarter on Wednesday, October 29, 2008, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=52531.  Interested parties may participate in the call by joining the conference at (719) 325-4783 and referencing conference ID 8584701.  An audio replay of the conference call also will be available through November 3, 2008 by dialing (719) 457-0820 Code: 8584701.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of Buckeye GP Holdings L.P.  Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”); (2) conflicts of interest between Buckeye, its general partner and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes.  Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors:  (1) terrorism, adverse weather conditions, environmental releases and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; and (6) volatility in the price of refined petroleum products and the value of natural gas storage services. You should read our Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$345,729	$1,319	$933,211	$7,269
Transportation and other	150,441	124,334	435,783	368,279
Total revenue	496,170	125,653	1,368,994	375,548

Costs and expenses:
Cost of product sold	334,959	1,278	913,163	7,154
Operating expenses	73,203	60,605	209,484	178,637
Depreciation and amortization	14,342	10,411	38,067	30,119
General and administrative	10,415	7,137	31,949	20,568
Total costs and expenses	432,919	79,431	1,192,663	236,478

Operating income	63,251	46,222	176,331	139,070

Other income (expenses):
Investment income	294	426	1,145	1,060
Interest and debt expense	(19,243)	(12,711)	(55,691)	(39,691)
Total other (expense)	(18,949)	(12,285)	(54,546)	(38,631)

Income before equity income and non-controlling interest expense	44,302	33,937	121,785	100,439
Equity income	2,403	2,222	5,802	6,266
Non-controlling interest expense	(39,471)	(31,081)	(109,187)	(91,557)

Net income	$7,234	$5,078	$18,400	$15,148

Net income per partnership unit
Basic	$0.26	$0.18	$0.65	$0.54
Diluted	$0.26	$0.18	$0.65	$0.54

Weighted average number of units outstanding:
Basic	28,300	28,300	28,300	28,089
Diluted	28,300	28,300	28,300	28,300

# # # #